UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Peoples Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of PEOPLES BANCORP, INC.

Notice is hereby given that the Annual Meeting of Stockholders of Peoples Bancorp, Inc. (the “Company”) will be held at Kent Center, Inc., 215 Scheeler Road, Chestertown, Maryland 21620 at 12:30 p.m., local time, on Wednesday, May 26, 2010 for the following purposes:

1.
To vote on the election of the 12 nominees named in the enclosed proxy statement to the Board of Directors to serve until the 2011 Annual Meeting and until their successors are duly elected and qualify.

2.	To ratify the appointment of Rowles & Company, LLP as the Company’s independent auditors for fiscal year 2010;

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 1, 2010 will be entitled to notice of and to vote at the meeting.  This proxy statement is accompanied by the Company’s Annual Report to Stockholders for the year ended December 31, 2009.

All stockholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to sign, date and mail promptly the enclosed proxy in the envelope provided for that purpose.  Each of Proposal 1 and Proposal 2 requires the affirmative vote of holders of a majority of the shares of common stock present and voting.  Whether you own a few or many shares, your proxy is important in fulfilling this requirement.  To assist us with planning the meeting, please mark the appropriate box on your proxy card as to whether you plan to attend the meeting in person.  Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors,

Elizabeth A. Strong
Secretary

April 22, 2010

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be Held on May 26, 2010:

The enclosed Proxy Statement, the enclosed form of Proxy, and Peoples Bancorp, Inc.’s Annual Report to Stockholders (including its Annual Report on Form 10-K) are available at http://materials.proxyvote.com/70978T
Information on this website, other than this Proxy Statement, is not a part of this Proxy Statement.

P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620

410-778-3500 / Fax 410-778-2089

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PEOPLES BANCORP, INC.
100 Spring Avenue
P.O. Box 210
Chestertown, Maryland 21620-0210

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to the stockholders of Peoples Bancorp, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2010 Annual Meeting of Stockholders.  The 2010 Annual Meeting of Stockholders will be held on Wednesday, May 26, 2010, at 12:30 p.m., local time, at Kent Center, Inc., 215 Scheeler Road, Chestertown, Maryland 21620, and at any adjournments thereof.  The expense of preparing, printing, and mailing the proxies and solicitation materials will be borne by the Company.  In addition to solicitations by mail, the Company may solicit proxies in person or by telephone, and arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the expense of the Company.  The approximate date on which this proxy statement and attached form of proxy are being mailed to stockholders is April 16, 2010.

At the 2010 Annual Meeting, the Company’s stockholders will be asked to elect 12 persons named in the enclosed proxy card to serve on the Company’s Board of Directors until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualify, and to ratify the appointment of Rowles & Company, LLP as the Company’s independent auditors for fiscal year 2010.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on March 1, 2010 (the “Record Date”) of issued and outstanding shares of the Company’s common stock, par value $10.00 per share (“Common Stock”), are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, the number of issued and outstanding shares of Common Stock entitled to vote is 779,512.  Each share of Common Stock is entitled to one vote on each matter presented to stockholders.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting shall constitute a quorum.  Directors are elected by a majority of the votes cast at the meeting, so the withholding of a vote with respect to a director nominee named in Proposal 1 below will have the same effect as a vote against that nominee but an abstention and a broker non-vote will each have no impact on the outcome of the vote, although all of foregoing will be counted for purposes of determining whether a quorum is present for the transaction of business.  The ratification of the Company’s auditors for 2010 in Proposal 2 below likewise requires a majority of all votes cast at the meeting, so abstentions and broker non-votes with respect to Proposal 2 are included for purposes of determining the presence of a quorum but are not included in calculating the number of votes cast.  Unless otherwise provided by applicable law or the Company’s governing documents, the affirmative vote of a majority of all votes cast at the meeting is sufficient to approve any motion that comes before the meeting pursuant to Proposal 3, so abstentions and broker non-votes with respect to any such motion are included for purposes of determining the presence of a quorum but are not included in calculating votes cast with respect to such motion.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy card.  If no direction is given, the proxy will be voted FOR ALL NOMINEES named in Proposal 1, FOR the ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2, and in the discretion of the proxies as to any other matters that may properly come before the meeting.

A proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, or by written notice delivered to Elizabeth A. Strong, Secretary of the Company, at the Company’s address or at the meeting.  The Company’s address is P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620-0210 (410-778-3500).

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to beneficially own more than five percent (5%) of the outstanding Common Stock; (ii) each of the Company’s directors, director nominees, and “named executive officers” (as defined below); and (iii) all directors and executive officers of the Company as a group.  Generally, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights or ownership within 60 days of the Record Date (such as by exercising stock options).  Unless otherwise indicated below, the address of each person named below is the address of the Company.

Name	Amount Beneficially Owned		Percent of Class Beneficially Owned
Directors, Nominees and Named Executive Officers
E. Jean Anthony	200		*
Robert W. Clark, Jr.	16,697	(1)	2.1%
LaMonte E. Cooke	20		*
Gary B. Fellows	20		*
Herman E. Hill, Jr.	12,683	(2)	1.6%
H. Lawrence Lyons	138		*
Patricia Joan Ozman Horsey	53,094	(3)	6.8%
P. Patrick McClary	831		*
Alexander P. Rasin, III	40,458	(4)	5.9%
Stefan R. Skipp	33,047	(5)	4.2%
Thomas G. Stevenson	10,060	(6)	1.3%
Elizabeth A. Strong	339		*
William G. Wheatley	7,686	(7)	*
All Directors/Executive Officers as a Group (14 Persons)	175,306		22.5%

5% Stockholders (other than listed above)

Nylon Capital Shopping Center, Inc. P. O. Box 266 Chestertown, MD 21620-0266	50,594	(8)	6.5%

Total	175,306	(9)	22.5%
*      Amount constitutes less than 1%.
Notes:
(1)	Includes 967 shares owned by Mr. Clark’s son, 2,062 shares owned by Mr. Clark’s wife, and 10,311 shares owned by Robert W. Clark Residuary Trust of which Mr. Clark serves as Co-Trustee. Mr.

Clark has pledged 2,497 shares and his wife has pledged 877 shares as collateral for a loan from the Company’s wholly-owned subsidiary, The Peoples Bank (the “Bank”).
(2)	Includes 10,698 shares owned jointly by Mr. Hill and his wife and 859 shares owned by Mr. Hill’s wife.
(3)
Includes 20 shares owned by H & S Investments Trust over which Mrs. Horsey’s husband has voting power, 100 shares owned by Mrs. Horsey’s husband, and 50,594 shares owned by Nylon Capital Shopping Center, Inc. over which Mrs. Horsey’s husband has voting power by virtue of his position as President, Treasurer and director of that company.  The shares owned by Nylon Capital Shopping Center are the same shares attributed to Nylon Capital Shopping Center, Inc. in this table (see Note 8); Mrs. Horsey disclaims beneficial ownership of these shares.

(4)	Includes 1,422 shares held by Mr. Rasin's spouse.
(5)	Includes 10,247 shares owned by family trust accounts over which Mr. Skipp has voting power and investment discretion and 1,800 shares owned by Mr. Skipp’s children.
(6)
Includes 2,700 shares owned by the Stevenson Family Trust of which Mr. Stevenson is a trustee, 4,500 shares owned by The Bruce W. Rohrbacher Revocable Trust of which Mr. Stevenson’s wife serves as a trustee, and 375 shares owned jointly by Mr. Stevenson and his wife.

(7)
Includes 7,100 shares owned jointly by Mr. Wheatley and his wife, 132 shares owned by Mr. Wheatley’s wife, 60 shares owned by Mr. Wheatley’s wife as custodian for 3 minor children, and 175 shares jointly owned by Mr. Wheatley’s wife and other 3 children.  Mr. Wheatley has pledged 6,843 shares as collateral for a loan from the Bank.

(8)
Shares are also reported as being beneficially owned by Mrs. Horsey whose husband is President, Treasurer and a director of Nylon Capital Shopping Center, Inc. (see Note 3).  Nylon Capital Shopping Center, Inc. has pledged 30,000 shares as collateral for a loan from the Bank.

(9)	Total excludes 50,594 of the shares beneficially owned by Patricia Joan Ozman Horsey, which are the same shares reported for Nylon Capital Shopping Center, Inc.

ELECTION OF DIRECTORS (Proposal 1)

Stockholders are being asked to vote for a total of 12 director nominees at this year’s Annual Meeting.  Each director is elected to hold office for a term of one year and until his or her successor is duly elected and qualifies.  Each of the Company’s incumbent directors is standing for re-election at this year’s Annual Meeting.  Two nominees – Thomas G. Stevenson and William G. Wheatley – are executive officers of the Company and the Bank.

The names of the director nominees, their ages as of the Record Date, their principal occupations and business experience for the past five years, and certain other information are set forth below.

(Terms Expire in 2011)
Name	Age	Principal Occupation and Business Experience
E. Jean Anthony	65
Mrs. Anthony has served as a director of the Company and the Bank since January 2006.  She is a Certified Public Accountant and a Certified Valuation Analyst.  She is a partner in the accounting firm of Anthony, Judge & Ware, LLC.  She is also a member of AJW Properties, LLC, a real estate holding company.

Robert W. Clark, Jr.	60
Mr. Clark has served as a director of the Company and the Bank since December 1997.  He is in the agricultural business and is owner of Fair Promise Farm, a partner in Fair Promise Farms Family Limited Partnership, and manager of Hopewell Farm.

LaMonte E. Cooke	58	Mr. Cooke has served as a director of the Company and the Bank since December 1997. He is the Administrative Director of Queen Anne’s County Maryland Detention Center in Centreville, Maryland.

Gary B. Fellows	58
Mr. Fellows has served as a director of the Company and the Bank since December 1997.  He is majority owner of Fellows Helfenbein & Newnam Funeral Home PA, a partner in the Eastern Shore Genesis Partnership, a real estate holding company, a partner in the Western Shore Genesis Partnership, a real estate holding company, and a partner in the Chesapeake Cremation Center.

Herman E. Hill, Jr.	64
Mr. Hill has served as a director of the Company since March 1997 and of the Bank since January 1994.  He is in the agricultural business and is President of Herman E. Hill & Son, Inc., which is additionally a partner in Harborview Farms along with T & C Farms, Inc. and Hill Farms, Inc. He is a partner in Rock Harbor, LLC, a trucking, equipment and leasing company.  He is also a partner in Kent Hills LLC, Massey LLC, Bakers Lane LLC, Linden LLC, K West LLC, Stepne LLC, Lynch Farm LLC, Chinquapin Partners, LLC, Teal Properties, LLC, all of which are real estate holding companies.

Patricia Joan Ozman Horsey	69
Mrs. Horsey has served as a director of the Company and the Bank since January 2006.  She is a realtor for Hogans Agency, Inc. and is the owner/operator of an antiques and collectible business.  She is President of Unity, Inc., a real estate investment and consulting company, and of Delmarva Publications, Inc., a publishing firm, and is a partner in H & S Investments, a family trust used for making investments.

P. Patrick McClary	69
Mr. McClary has served as a director of the Company since March 1997 and of the Bank since February 1991.  He is a director and President of Gunther McClary Real Estate, Inc. and P. Patrick McClary Real Estate, Inc. and a member of Cecilton, LLC, and Two Pauls, LLC, both of which are real estate holding companies.

Alexander P. Rasin III	66
Mr. Rasin has served as a director of the Company since March 1997 and of the Bank since September 1975.  He is a partner in the law firm of Rasin & Wootton, and is a member of Church Alley, LLC, a real estate holding company.

Stefan R. Skipp	67	Mr. Skipp has served as a director of the Company since March 1997 and of the Bank since May 1979. He is District Public Defender in the State of Maryland.

Thomas G. Stevenson	62
Mr. Stevenson has served as a director of the Company since March 1997 and of the Bank since August 1990.  He is President, Chief Executive Officer, and Chief Financial Officer of the Company and of the Bank.  Prior to May 2000, Mr. Stevenson served as Executive Vice President of the Company and the Bank.

Elizabeth A. Strong	61	Mrs. Strong has served as a director of the Company since March 1997 and of the Bank since January 1995. She is the former owner and manager of the Rock Hall Insurance Agency in Rock Hall, Maryland.

William G. Wheatley	57
Mr. Wheatley has served as a director of the Company since March 1997 and of the Bank since December 1995.  He also serves as an Executive Vice President and Loan Administrator of the Bank.  Prior to May 2001, Mr. Wheatley served as Senior Vice President of the Company and the Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

Director Qualifications of Nominees

The following table lists the specific experience, qualifications, other attributes and skills of each of the director nominees that led the Nominating Committee to determine that such persons should serve on the Board of Directors.

Director	Director Qualifications and Attributes
E. Jean Anthony
Education gained through her B.S. degree in Accounting from the University of Maryland.  Accounting and business experience gained through her education and CPA certification and through owning and operating a successful accounting firm of Anthony, Judge & Ware, LLC.  Banking and director experience gained through her service as a past director of Second National Bank, Kent Savings & Loan, and Chesapeake Bank & Trust.  Community involvement through her positions as officer and director of various community organizations.

Robert W. Clark, Jr.
Education gained through his B.S. degree from York College.  Business experience gained through his ownership and operation of a successful farming operation.  Director experience gained through his past service as Chairman of the Kent County Agricultural Preservation Board, his service as a director of Kent County Weed Control Board, and his past service on the Kent & Queen Anne’s Petroleum Board, Southern States Kent Coop, Inc. Board, and Kent County Farm Bureau.

LaMonte E. Cooke
Education gained through an Associates Degree from Chesapeake College and his Maryland State Police Certification from Salisbury State College.  Business experience gained through his position of Administrative Director of Queen Anne’s County Maryland Detention Center.

Gary B. Fellows
Education gained through Catonsville College of Mortuary Science.  Business experience gained through his ownership and operation of a successful mortuary business.  Director experience gained through his service on the Board of Kent & Queen Anne’s Hospital, Magnolia Hall Nursing Home, and Kent Hospice Foundation.  Community involvement through his positions as officer and director of various community organizations.

Herman E. Hill, Jr.	Business experience gained through his ownership and operation of a successful farming operation. Community involvement with various local organizations.

Patricia Joan Ozman Horsey
Education gained through her B.S. degree, cum laude, in Urban Studies from the University of Maryland, University College.  Business experience gained through her previous ownership and operation of a successful clothing store, real estate experience gained as a Realtor for Hogans Agency, Inc, and director experience gained through her service on the Board of Kent & Queen

Anne’s Hospital. Community involvement with various local organizations.

P. Patrick McClary
Education gained through his B.A. Degree and Master’s Degree from the University of Delaware and post graduate studies from Rice University and Sonoma State.  Business experience gained through his 25 years of teaching at Brandywine High School, 32 years in real estate sales, including as current owner/broker of Gunther McClary Real Estate, Inc. and P. Patrick McClary Real Estate, Inc., through which he specializes in the development and brokerage of waterfront properties on the Upper Eastern Shore of Cecil, Kent and Northern Queen Anne’s Counties, as general partner of Cecilton, LLC, a real estate holding company, past President of Cecil County Board of Realtors, and former member of the Governor’s Commission Upper Eastern Shore Tributary Strategy Team.

Alexander P. Rasin III
Education gained through his B.A. Degree from Washington & Lee University and his Juris Doctor Degree from the University of Maryland Law School.  Business experience gained through his ownership and operation of a successful law firm, Rasin & Wootton.  Community involvement through his positions as officer and director of various community organizations, including on the Board of the Historical Society of Kent County and as Chairman of the Chestertown Ethics Commission.

Stefan R. Skipp
Education gained through his B.A. Degree from the University of Maryland and his Juris Doctor Degree from the University of Maryland Law School.  Business experience gained through the practice of law as a Public Defender in the State of Maryland since 1974.

Thomas G. Stevenson
Education gained through his B.A. Degree in English from Washington College and as a graduate of the Maryland Banker’s School.  Banking and business experience gained through 38 years of service with financial institutions, including his present position as President, Chief Executive Officer, and Chief Financial Officer of the Bank since May 2000.  Director and community involvement through service on the Boards of several community organizations and on the Board of the Company and the Bank.

Elizabeth A. Strong
Education gained through her one year of studies at Stratford Business School in Baltimore, Business experience gained through her previous ownership and operation of a successful insurance agency.  Community involvement with various local organizations, including as Treasurer of the Maryland Oystermen Association and the Kent County Watermen’s Association.

William G. Wheatley
Education gained through his B.A. Degree in History from Hampden-Sydney College and as a graduate of Maryland Banker’s School.  Banking and business experience gained through 30 years of service with the Bank, including as Executive Vice President and Loan Administrator since 2001.  Director experience gained through his service on the Board of the Bank since 1995 and on the Board of the Company since 1997.

Board Committees

The Company’s Board of Directors has an Audit Committee and a Nominating Committee.  The Board does not have a separate committee responsible for executive compensation.  All executive officers of the Company also serve as an executive officer of the Bank and are paid by, and only for their service to, the Bank.  Accordingly, decisions and recommendations regarding executive compensation and benefit plans are made by the Personnel/Compensation Committee of the Bank (the “Compensation Committee”).  Each of these committees is described below.

The Company’s Audit Committee was established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of Robert W. Clark, Jr., Gary B. Fellows, Patricia Joan Ozman Horsey, and E. Jean Anthony, Chairperson.  The Board has determined that Mrs. Anthony qualifies as an “audit committee financial expert” as that term is defined by Item 407 of the SEC’s Regulation S-K.  The Audit Committee assists the Board in monitoring the integrity of the financial statements, the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements, and it oversees the qualification, performance and independence of the Company’s outside auditors, including whether satisfactory accounting procedures are being followed.  During 2009, the Audit Committee held four meetings.  The Board of Directors has adopted a written charter for the Audit Committee, which is not available on the Company’s website.  A copy of the Audit Committee Charter was attached as Appendix A to the 2009 definitive proxy statement.  The Audit Committee Charter is not available on the Company’s website.

The Company’s Nominating Committee consists of Alexander P. Rasin III, Chairman, Gary B. Fellows, Herman E. Hill, Jr., P. Patrick McClary, Stefan R. Skipp, and Thomas G. Stevenson and is responsible for identifying qualified individuals for nomination to the Board of Directors, considering candidates for nomination proposed by stockholders of the Company, recommending director nominees to the Board (see “Director Recommendations and Nominations” below), and recommending directors for each Board committee.  During 2009, the Nominating Committee held one meeting.  The Nominating Committee does not have a written charter.

The Compensation Committee is responsible for reviewing and advising the Board of Directors of the Bank with respect to executive compensation, director compensation and all other compensation and general benefits policies of the Bank.  The members of the Compensation Committee are P. Patrick McClary, Chairman, LaMonte E. Cooke, Herman E. Hill, Jr., Elizabeth A. Strong, and E. Jean Anthony.  The Compensation Committee does not have a written charter.  The Compensation Committee held two meetings in 2009.

Director Independence

To determine whether directors are “independent”, the Board has adopted the independence standards of The New York Stock Exchange (“NYSE”) Listed Company Manual.  The Board has determined that all directors are “independent directors” except for Messrs. Stevenson and Wheatley.  Each member of the Nominating Committee, other than Mr. Stevenson, and each member of the Compensation Committee is an “independent director” as defined by Rule 303A.02 of the NYSE Listed Company Manual, and each member of the Audit Committee meets the audit committee independence standards of NYSE Listed Company Manual Rule 303A.07.  In determining that each of the independent directors is independent, the Board considered the following transactions that are not disclosed below in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”:  for Mr. Rasin, legal services rendered to the Company and the Bank by a law firm of which he is a partner.

Board Leadership Structure and Risk Oversight

The position of Chairman of the Board of Directors and the position of President and Chief Executive Officer are not held by the same person.  The Board’s philosophy is and has been to fill the position of Chairman with the director who has the longest tenure and, thus, the most experience on the Board.  The foregoing structure is not mandated by any provision of law or the Company’s Charter or Amended and By-Laws, but the Board of Directors believes this structure provides the best balance of authority between management and the Board.

The duties of the Chairman include:  (i) acting as a liaison and channel for communication between the independent directors and the President and Chief Executive Officer; (ii) providing leadership to ensure the Board works cohesively and independently and during times of crisis; (iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of information from executive management to the independent directors; (iv) being available to consult with the President and Chief Executive Officer and other directors on corporate governance practices and policies; (v) coordinating the assessment of Board committee structure, organization and charters and evaluating the need for change, as well as committee membership; (vi) together with the chairperson of the Nominating Committee, interviewing all Board candidates and making recommendations concerning such candidates; (vii) coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof the President and Chief Executive Officer; (viii) ensuring appropriate segregation of duties between board members and management; (ix) suggesting agenda items for Board meetings; and (x) together with the Chairperson of the Compensation Committee, communicating the Board’s evaluation of the performance of the President and Chief Executive Officer.

The Board of Directors is actively involved in the Company’s risk oversight activities through the work of its committees and through the work of the boards of directors and committees of the Company’s subsidiaries, a number of which have Company directors as members.

In addition to the foregoing, the Company has adopted a Code of Ethics that applies to all of its directors, officers, and employees, including its principal executive officer, principal financial officer, principal accounting officer or comptroller, and person performing similar functions.

Board Meeting Attendance

The Company’s Board of Directors held 24 meetings in 2009.  No incumbent director during the last full fiscal year attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which that person has been director); and (2) the total number of meetings held by all committees of the Board on which that person served (during the period served).

Director Compensation

The following table provides information about compensation paid to or earned by the Company’s directors during 2009 other than directors who are also named executive officers.  Compensation information for directors who are also named executive officers is set forth in the Summary Compensation Table below.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	All other compensation ($)	Total ($)
Mrs. Anthony	13,130	-	13,130
Mr. Clark	12,780	-	12,780
Mr. Cooke	13,490	-	13,490
Mr. Fellows	13,433	-	13,433
Mr. Hill	11,185	-	11,185
Mrs. Horsey	16,550	-	16,550
Mr. McClary	12,020	-	12,020
Mr. Rasin	12,230		12,230
Mr. Skipp	11,990	-	11,990
Mrs. Strong	13,544	-	13,544

Directors of the Company also serve on the Board of Directors of the Bank and are compensated only for serving on the Bank’s Board and its committees. Non-employee directors receive $430 for each Board meeting attended. The Chairman and the Secretary receive $440 and $435, respectively, per Board meeting attended. Non-employee members of the Executive Committee receive $300 for each committee meeting attended, except for the Chairman of that committee who receives $310 for each committee meeting attended. Non-employee members of other committees receive $210 per meeting attended, except that non-employee members of the Pension/Profit Sharing 401(k) Committee receive only an annual retainer fee of $260. Each non-employee director is also paid an annual retainer fee of $1,250. All directors are reimbursed for reasonable travel expenses incurred in connection with Board service.

The Compensation Committee periodically reviews peer group information and, if appropriate, makes recommendations to the Bank’s Board with respect to appropriate adjustments to director compensation levels.

Chairman Emeritus

We currently have one Chairman Emeritus, E. Roy Owens, who is invited to attend Board meetings. Mr. Owens formerly served as Chairman of the Board and is invited to the meetings so he may share his experience and guide and otherwise assist the Board with its business. The Chairman Emeritus may not vote on any Board matter. Mr. Owens receives $215 per meeting of the Bank’s Board that he attends. During 2009, Mr. Owens attended 24 Board meetings and received $5,160.00

Director Recommendations and Nominations

The Nominating Committee of the Company’s Board of Directors is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Nominating Committee will from time to time review and consider candidates recommended by stockholders. Stockholder recommendations must be submitted in writing to: Peoples Bancorp, Inc., 100 Spring Avenue, Chestertown, Maryland 21620, Attn: Stephanie L. Usilton, Vice President; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s common stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

The Nominating Committee does not have a formal policy under which it considers the diversity of candidates for directorship when making nomination recommendations. The Nominating Committee employs the same selection method regardless of whether a director candidate is recommended by a stockholder or chosen independently by the Nominating Committee. The Nominating Committee periodically reviews its list of candidates available to fill Board vacancies and researches the talent, skills, expertise, and general background of these candidates. In evaluating candidates for nomination, the Nominating Committee uses a variety of methods and regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, the need for particular expertise on the Board, and whether the Company’s market areas are adequately represented by Board members. In nominating director candidates, the Nominating Committee generally seeks to choose individuals that have skills, education, experience and other attributes that will compliment and/or broaden the strengths of the existing directors. The Nominating Committee also looks for candidates that have strong civic and community relationships. No candidate will be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may contact the Company’s Board of Directors by contacting Stephanie L. Usilton, Vice President, Peoples Bancorp, Inc., 100 Spring Avenue, Chestertown, Maryland 21620 or (410) 778-3500. All comments will be forwarded directly to the Chairman of the Board for consideration.

The Company believes that the Annual Meeting of Stockholders is an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each Annual Meeting. A stockholder who wishes to discuss issues directly with directors should consider attending the Annual Meeting of Stockholders. All persons who were serving as directors at the 2009 Annual Meeting were in attendance.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s audited consolidated financial statements for fiscal year ended December 31, 2009 with Company management; (ii) discussed with Rowles & Company, LLP, the Company’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and the letter from Rowles & Company, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Rowles & Company, LLP’s communications with the Audit Committee concerning independence, and discussed with Rowles & Company, LLP its independence. Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE

By:
E. Jean Anthony, Chairperson
Robert W. Clark, Jr.
Gary B. Fellows
Patricia Joan Ozman Horsey

EXECUTIVE OFFICERS

Information about the Company’s current executive officers is provided below.

Thomas G. Stevenson, 62, has served as the President of the Company and the Bank since May 24, 2000, and as Chief Executive Officer and Chief Financial Officer of the Company and the Bank since May 29, 2002. He is also a trustee of the Employees’ Retirement Plan of the Bank. Prior to May 2000, Mr. Stevenson served as Executive Vice President of the Company and the Bank.

H. Lawrence Lyons, 57, has served as an Executive Vice President of the Company and of the Bank since May 23, 2001 and is in charge of operations. He also manages the Bank’s non-deposit product sales program. Prior to May 2001, he served as Senior Vice President of the Company and of the Bank.

Thomas A. Tucker, 51, has served as an Executive Vice-President of the Company and of the Bank since May 28, 2003 and is in charge of business development. Prior to May 2003, Mr. Tucker served as Senior Vice President of the Company and the Bank.

William G. Wheatley, 57, has served as an Executive Vice-President of the Company and of the Bank since May 23, 2001 and is in charge of loan administration. Prior to May 2001, Mr. Wheatley served as Senior Vice President of the Company and the Bank.

EXECUTIVE COMPENSATION

The following table sets forth for each of the last two fiscal years the total remuneration for services in all capacities awarded to, earned by, or paid to the Company’s President and Chief Executive Officer (the “CEO”), and the two most highly compensated executive officers of the Company other than the CEO who were serving as executive officers as of December 31, 2009 and whose total compensation exceeded $100,000 during 2009 (the CEO and such other officers are referred to as the “named executive officers”). All of the Company’s named executive officers serve in identical capacities at the Bank, and they receive compensation only for their service at the Bank. We do not maintain equity compensation or non-qualified deferred compensation arrangements for our named executive officers.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($) (1)	Bonus ($) (2)	Nonequity incentive plan compensation ($) (2)	All other compensation ($) (3)-(5)	Total ($)
Thomas G. Stevenson,	2009	218,926	-	-	451	219,377
President, CEO/CFO	2008	218,926	-	-	451	219,377

William G. Wheatley,	2009	100,130	-	-	546	100,676
Executive Vice President	2008	100,130	-	-	546	100,676

H. Lawrence Lyons,	2009	102,737	-	-	567	103,304
Executive Vice President	2008	102,737	-	-	490	103,227

Notes:
(1)	Messrs. Stevenson and Wheatley do not receive director’s fees for their service on the Boards of Directors of the Company and the Bank.
(2)	The Bank’s only bonus program is the incentive compensation program, and awards paid under this program are listed under “Nonequity incentive compensation”.
(3)	For Mr. Stevenson, amounts include the economic value of life insurance coverage under the Bank’s group term life insurance plan of $451 for both 2008 and 2009.
(4)
Amounts for Mr. Wheatley include a matching contribution of $300 under the Bank’s Profit Sharing 401(k) Plan for both 2008 and 2009, and the economic value of life insurance coverage under the Bank’s group term life insurance plan of $246 for both 2008 and 2009.

(5)
Amounts for Mr. Lyons include a matching contribution of $308 for 2009 and $231 for 2008 under the Bank’s Profit Sharing 401(k) Plan, and the economic value of life insurance coverage under the Bank’s group term life insurance plan of $259 for both 2009 and 2008.

Employment Arrangements and Compensation Philosophy

Executive officers are employed on an at-will basis and are not parties to any written employment agreement.

The Compensation Committee is charged with establishing executive compensation. The basic philosophy of the Company’s compensation program is to offer a competitive compensation package to all executive employees that takes into account both individual contributions and corporate performance. The CEO assists the Compensation Committee by reviewing the employee salary recommendations of the Bank’s Human Resources Officer before they are presented to the Compensation Committee and by making suggestions to the Compensation Committee based on his view of an employee’s annual performance, but all salary decisions are recommended by the Compensation Committee and approved by the Bank’s Board.

No executive officer plays any role in determining or recommending incentive plan compensation awards, except to the extent that an executive also serves as a director and then only to the extent of his or her single vote on compensation matters.

Executive compensation consists of three principal elements: (i) base salary; (ii) incentive compensation that is variable, fluctuates annually and is linked to the Bank’s return on average assets (“ROA”) (and is, therefore, at risk); and (iii) retirement benefits. In addition, executive officers are also eligible for life insurance coverage under the Bank’s group term life insurance plan and recognize income each year in an amount equal to the assumed cost of his or her life protection. All salary and benefits are paid or provided by the Bank.

Base salaries are set at levels intended to foster career development among executives, consistent with the long-term nature of our business objectives. In setting base salary levels, consideration is given to salary levels paid to executives holding similar positions at other comparable community banking organizations. Annual salary adjustments are determined after considering the executive’s performance during the immediately preceding year. In addition, the Bank purchases information from ICBA and Survey Research Associates, LLC each year, which publishes an annual Salary/Benefits Survey showing compensation data submitted by various financial institutions. The Survey segregates the data among: (i) Survey Participants by Federal Reserve District, (ii) Survey Participants by Size in Total Assets, (iii) Survey Participants by Number of Branches, (iv) Survey Participants by Number of Employees, (v) Survey Participants by Population of Service Area, and , and (vii) Survey Participants by Geographic Region. The Bank’s Human Resources Officer reviews the Survey and compares the compensation paid to our executive officers to that paid by the Bank’s competitors. In conducting this comparison, asset size, market areas and type of institution are considered. This information is communicated to the Compensation Committee, which reviews the data and, if warranted, recommends adjustments to the Board of Directors for approval. For purposes of this analysis, the Bank generally aims to fix executive salaries such that they approximate the salaries paid by peer institutions of similar type, size and geographic characteristics.

The salaries proposed to be paid in 2010 to Messrs. Stevenson, Wheatley, and Lyons are $218,926, $100,130, $102,737, respectively.

Bonus Programs

The Bank maintains an incentive compensation program that essentially is a bonus pool from which distributions of cash are made to all eligible employees in recognition of their efforts, dedication and ideas. Each year, subject to a minimum ROA performance threshold established by the Compensation Committee, an amount of cash equal to 1.5% of that year’s ROA, up to a maximum of $100,000, is deposited into a pool and distributed among the eligible employees based upon the relationship that each employee’s annual salary bears to the total annual salaries of all eligible employees. So, for each eligible employee, the Compensation Committee divides his or her base salary by the aggregate of all base salaries paid to all eligible employees, and the employee receives that percentage of the pool. There is no fixed individual minimum, target or maximum award levels.

The Compensation Committee believes that awards based on the relationship that a recipient’s salary bears to all salaries provide a fair method of distribution and of recognizing the relative importance of each eligible employee to the Company. For purposes of the plan, an employee is “eligible” if he or she was an active employee as of the last business day of November of each year, and an eligible employee is entitled to receive a distribution so long as he or she was an active employee of the Bank on the payment date except in the case of an employee who is separated from the Bank because of death or disability, in which case the employee will receive a portion of the award as determined by the Board. An employee who resigns prior the date of payment with 20 years or more of service will be eligible to receive a pro-rated incentive payment to be paid in December of the year of resignation.

For 2009, the threshold ROA was 1.10% and the actual ROA (calculated in November 2009) was 0.61%. Accordingly, none of the named executive officers earned an incentive bonus for 2009.

Employees’ Retirement Plan

In furtherance of the Bank’s belief that every employee should have the ability to accrue valuable retirement benefits, the Bank has established a Profit Sharing 401(k) Plan. The Profit Sharing 401(k) Plan is available to all of our employees who are at least 21 years old and have completed 12 months of service. Each year, in addition to each active member’s salary deferrals, the Bank may make matching contributions and discretionary profit sharing payments for the benefit of each employee. The decision to make profit sharing payments is made for a particular year by the Compensation Committee in the third quarter of the year, and the total amount paid, if any, is based on our performance for that year, with allocations among all eligible employees based on salary level. All employee contributions and employer matching contributions to the 401(k) portion of the plan are immediately 100% vested, and profit sharing payments are vested incrementally over a six-year period. Pre-tax and matching contributions may be withdrawn while a member is employed by the Company or Bank even if the member has not reached age 59½ in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Pension Plan

In furtherance of the Bank’s belief that every employee should have the ability to accrue valuable retirement benefits, the Bank has also established a defined benefit pension plan. The pension plan, known as the “Employees’ Retirement Plan”, is available to employees who are at least 21 years old and have completed 1,000 hours of service within a 12 consecutive month period. Pension benefits are based on years of service and the annual average of the participant’s compensation averaged over the five highest plan years, whether or not consecutive, ending in the current plan year or in any prior plan year within the last 10 years of service.

An employee is 100% vested in the plan after five years of service. A participant’s compensation for a particular year consists of amounts reported as gross income on the participant’s IRS Form W-2 for that year, increased by the participant’s salary deferral contributions to the Profit Sharing 401(k) Plan, plus the economic value of any life insurance coverage provided by the Bank.

At December 31, 2009, the value of accumulated benefits for Messrs. Stevenson, Wheatley and Lyons was $413,717, $151,809, and $186,771, respectively. These amounts are determined based on the method and assumptions discussed in Note 11 to the Company’s consolidated financial statements found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

RATIFICATION OF THE SELECTION OF ROWLES AND COMPANY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

Stockholders are also being asked to ratify the Audit Committee’s appointment of Rowles & Company, LLP to audit the books and accounts of the Company for the fiscal year ended December 31, 2010. Rowles & Company, LLP has served as the Company’s auditing firm since 1949. Rowles & Company, LLP has advised the Audit Committee and the Board of Directors that neither it nor any of its members or associates has any direct financial interest in or any connection with the Company other than as the independent registered public accounting firm. A representative of Rowles & Company, LLP will be present at this year’s Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ROWLES & COMPANY, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The vote on this Proposal 2 is advisory only.  The Audit Committee will not be bound by any stockholder vote, but it will consider such vote when making future appointments.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Rowles & Company, LLP for fiscal years 2009 and 2008:

	FY 2009 ($)	FY 2008 ($)
Audit Fees	62,250	54,425
Audit-Related Fees	0	0
Tax Fees	5,715	5,575
All Other Fees	4,175	1,323
Total	72,140	61,323

Audit services of Rowles & Company, LLP for fiscal years 2009 and 2008 consisted of the audit of the consolidated financial statements of the Company and quarterly reviews of financial statements and review of SEC filings. “Tax Fees” incurred in fiscal years 2009 and 2008 include charges primarily related to tax return preparation and tax consulting services. “All Other Fees” in 2009 relate to discussions regarding capital planning and regulatory compliance attestation services. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Rowles & Company, LLP.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that certain de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, are not foreseeable and are separately approved by the Audit Committee prior to the completion of the independent auditor’s audit. All of the 2009 and 2008 services were pre-approved by the Audit Committee, except for the services described under “All Other Fees” for each year, which were de minimis services and were approved by the Audit Committee prior to the completion of the respective audits.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For SEC disclosure purposes, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company or any of its subsidiaries, on the one hand, and any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest, on the other hand, are parties, where the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at the end of the last two fiscal years. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

During the past two fiscal years, the Bank has had banking transactions in the ordinary course of its business with “related persons” on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with unaffiliated persons. The extensions of credit by the Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Except for the loan relationships discussed above, the Company and its subsidiaries did not engage in any transaction during 2009 or 2008 with any related person in which the amount involved exceeded the lesser of $120,000 or 1% of the average of the Company’s total assets at the end of 2009 and 2008, and no such transactions are planned for 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and persons who own more than 10% of the Common Stock file with the SEC an initial report of beneficial ownership of the Common Stock, periodic reports of changes in beneficial ownership of the Common Stock, and, in certain cases, annual statements of beneficial ownership of the Common Stock. Based solely on a review of copies of such reports furnished to the Company, or on written representations that no reports were required, the Company believes that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2009.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which contains audited financial statements for the year ended December 31, 2009, accompanies this Proxy Statement. A copy of the Form 10-K may be obtained without charge upon written request to Stephanie L. Usilton, Vice President, Peoples Bancorp, Inc., P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

A stockholder who desires to present a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) to be included in the Proxy Statement and voted on by the stockholders at the 2011 Annual Meeting of Stockholders must submit such proposal in writing, including all supporting materials, to the Company at its principal office no later than December 30, 2010 (120 days before the date of mailing based on this year’s Proxy Statement date) and meet all other requirements for inclusion in the Proxy Statement. Additionally, pursuant Rule 14a-4(c)(1) under the Exchange Act, if a stockholder intends to present a proposal for business to be considered at the 2011 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s Proxy Statement for such meeting, then the Company must receive the proposal by March 8, 2011 (45 days before the date of mailing based on this year’s Proxy Statement date) for it to be considered timely received. If notice of a stockholder proposal is not timely received, the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this proxy statement, management does not know of any other matters that will be brought before the 2010 Annual Meeting requiring action by stockholders. If any other matters requiring the vote of the stockholders properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the meeting for any reason.

Chestertown, Maryland	By Order of the Board of Directors
April 22, 2010

Elizabeth A. Strong
Secretary

APPENDIX A
Form of Proxy

PEOPLES BANCORP, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Peoples Bancorp, Inc. (the “Company”) hereby appoints Alexander P. Rasin, III, Elizabeth A. Strong and Thomas G. Stevenson, or any of them, the lawful attorneys and proxies of the undersigned with full power of substitution to vote, as designated below, all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders called to convene on Wednesday, May 26, 2010 at Kent Center, Inc., 215 Scheeler Road, Chestertown, Maryland at 12:30 p.m. local time, and at any and all adjournments and postponements thereof for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named director nominees should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

1.	ELECTION OF DIRECTOR NOMINEES (terms expire in 2011):

E. Jean Anthony	Robert W. Clark, Jr.	LaMonte E. Cooke	Gary B. Fellows
Herman E. Hill, Jr.	Patricia Joan Ozman Horsey	P. Patrick McClary	Alexander P. Rasin, III
Stefan R. Skipp	Thomas G. Stevenson	Elizabeth A. Strong	William G. Wheatley

☐ FOR ALL NOMINEES ☐ FOR ALL EXCEPT ☐ WITHHOLD AUTHORITY (See instruction below)

INSTRUCTION:  A withheld vote will count as a vote against a nominee.  To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through the nominee’s name in the list above.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.

2.	RATIFICATION OF ROWLES & COMPANY, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2010:
☐           FOR                      ☐           AGAINST                                ☐           ABSTAIN

The Board of Directors recommends a vote “FOR” ratification in Proposal 2.

3.	IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy.  In the absence of specific instructions, proxies will be voted FOR ALL NOMINEES with respect to Proposal 1, FOR with respect to Proposal 2, and in the discretion of the proxy holders as to any other matters that properly come before the meeting.

If you plan to attend the luncheon meeting, please designate the number that will attend    [____].

Dated __________________________, 2010
Signature

Signature

Please sign as name(s) appear(s) on stock certificate.  If jointly held, all owners must sign.  Executors, administrators, trustees or persons signing in such capacity should so indicate.

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be Held on May 26, 2010:

This form of Proxy, the related Proxy Statement, and Peoples Bancorp, Inc.’s Annual Report to Stockholders (including its Annual Report on Form 10-K) are available at http://materials.proxyvote.com/70978T.